Exhibit 99.3

Joint Filers’ Signatures

AVERILL MASTER FUND, LTD.

By: /s/ Andrew Nathanson	Date: December 22, 2025
Name: Andrew Nathanson
Title: Authorized Signatory

AVERILL MADISON MASTER FUND, LTD.

By: /s/Andrew Nathanson	Date: December 22, 2025
Name: Andrew Nathanson
Title: Authorized Signatory

By: /s/ Aaron Cowen	Date: December 22, 2025
Name: Aaron Cowen